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                                                                      EXHIBIT 99

               FLOWERS INDUSTRIES RENEWS SHAREHOLDER RIGHTS PLAN


THOMASVILLE, GA; March 19, 1999 -- Flowers Industries, Inc. (NYSE: FLO) announced today that its board of directors has adopted a shareholder rights plan that provides for rights to be issued to shareholders of record on April 2, 1999. The new plan replaces Flowers' existing rights plan that will expire on April 2, 1999.

"This action was taken after long and careful study," said Amos R. McMullian, Flowers' chairman of the board and chief executive officer. "Like the company's existing rights plan, the new plan is intended to protect the company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the company and its other constituents."

Under the plan, the rights will initially trade together with the common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire common stock at a discounted price if a person or group acquires 15 percent or more of the outstanding shares of Flowers' common stock. Rights held by persons who exceed the applicable threshold will be void. In certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

Flowers' board of directors may, at its option, redeem all rights for $.01 per right generally at any time prior to the rights becoming exercisable. The rights will expire on April 2, 2009, unless earlier redeemed, exchanged or amended by the board of directors.

The issuance of the rights is not a taxable event, will not affect Flowers' reported financial condition or results of operations (including earnings per share) and will not change the way in which Flowers' common stock is currently traded.

Flowers Industries, Inc. (NYSE: FLO), headquartered in Thomasville, Ga., produces and markets a full line of fresh and frozen packaged baked foods for national and super-regional markets. These products are sold under such well-known brands as Keebler, Cheez-It, Famous Amos, Mrs. Smith's, Pet-Ritz, Nature's Own, and Cobblestone Mill.